Exhibit H(2)
SUB-ADMINISTRATION AGREEMENT
     Agreement dated as of March 1, 2010 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and ICON Advisers, Inc. (the “Advisor”).
     WHEREAS, ICON Funds (the “Trust”) is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust has retained the Advisor to furnish certain advisory and administrative services to the Funds; and
     WHEREAS, the Advisor desires to retain the Sub-Administrator to furnish certain administrative services to the Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. Appointment of Sub-Administrator
     The Advisor hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.
     The Trust will initially consist of the portfolio(s) and/or classes of shares listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Funds with respect to which it wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Advisor shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to the compensation and expenses payable by the Advisor) may be modified with respect to such Fund(s) in writing by the Advisor and the Sub-Administrator at the time of the addition of such Fund(s).

2. Delivery of Documents
     The Advisor will promptly deliver to the Sub-Administrator copies of each of following documents with respect to the Trust and/or the Advisor and all future amendments and supplements, if any:
a.	The Trust’s Declaration of Trust and by-laws;

b.	The Trust’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and 1940 Act and the Trust’s Prospectus(es) and Statement(s) of Additional Information relating to the Trust and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Directors of the Advisor (the “Board”) authorizing (1) the Advisor to enter into this Agreement and (2) certain individuals to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement and any other service agreements between the Trust and the Advisor; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

f.	It has the capacity, capability and expertise to carry out its duties to the Administrator under this Agreement;
3. Representations and Warranties of the Sub-Administrator
     The Sub-Administrator represents and warrants to the Advisor that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.
4. Representations and Warranties of the Advisor
     The Advisor represents and warrants to the Sub-Administrator that:
a.	It is a corporation, duly organized, existing and in good standing under the laws of the State of Colorado;

b.	It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Advisor’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Advisor or any law or regulation applicable to it; and
5. Sub-Administration Services
     The Sub-Administrator shall provide the following services, subject to the, authorization and direction of the Advisor or the Trust, as the case may be, and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Advisor and the Sub-Administrator:
     Fund Administration Treasury Services
a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit work papers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC, including but not limited to Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the all Trust fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials; the compliance tests are listed in the fund profiles;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Preparation of periodic calculations of distributions for applicable funds.

j.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

k.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

l.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust;
     Fund Administration Blue Sky Services
m.	Perform Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule B hereto;
     Fund Administration Tax Services
n.	Review of IRS qualification tests;

o.	Preparation of annual financial statement tax provision and related tax footnote disclosures;

p.	Preparation of annual federal and state income tax and excise tax returns;

q.	Preparation of distribution calculations to avoid excise tax;

r.	Preparation of annual shareholder reporting information (1099-DIV);

s.	Preparation of Form 1099-MISC for non-corporate payees of fund expenses; and

t.	Tax consulting.
     For the avoidance of doubt, taxes services, as described above, do not include the identification of passive foreign investment companies (“PFIC’s”) and Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.
     The Sub-Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust or the Advisor will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.
     The Sub-Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.
6. Fees; Expenses; Expense Reimbursement
     The Sub-Administrator shall receive from the Advisor with respect to the Trust such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. Notwithstanding anything contained herein to the contrary, the attached Fee Schedule shall remain in place for a period of three years from the date of this agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Advisor shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement. Notwithstanding the foregoing, Sub-Administrator will get the Administrator’s prior approval for any out-of-pocket expenses exceeding $1,000 per expense, or $5,000 in the aggregate. All rights of compensation and expense reimbursement under this Agreement for services performed shall survive the termination of this Agreement.
     The Advisor agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Trust’s or the Advisor’s behalf or at the Trust’s or the Advisor’s written request or with the Advisor’s prior written consent.
     The Advisor acknowledges and agrees that the Trust and/or the Advisor, as the case may be, will bear all expenses that are incurred in the operation of the Trust and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Trust and/or the Advisor, as the case may be, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trust’s registration statement, proxy materials, other SEC filings, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Trust or the Advisor directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs incidental to the Preparation, printing and distribution of the Trust’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-PX, Form N-CSR, Form N-Q and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Trust’s net asset value.
     The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Advisor for the acts and omissions of any such person or persons as it is for its own acts and omissions. Notwithstanding the foregoing, if Sub-Administrator utilizes third parties or affiliates to assist it in the performance of its duties, Sub-Administrator will provide Advisor with reasonable prior notice.
7. Instructions and Advice
     At any time, the Sub-Administrator may apply to any officer of the Trust or the Advisor for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Advisor, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Advisor, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an officer or other representative of the Trust or the Advisor. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust or the Advisor.
8. Limitation of Liability and Indemnification
     The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Advisor or the Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Advisor or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator hereunder. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent proximately caused by the negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Trust and the Advisor and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust and the Advisor including, but not limited to, any liability relating to qualification of a Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the

Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2010 shall be the date of this Agreement through December 31, 2010, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2011 and terminating on December 31, 2011 shall be the date of this Agreement through December 31, 2010, calculated on an annualized basis.
     The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances reasonably beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, unless Sub-Administrator has failed to maintain its disaster recovery plan as presently in place and as may be amended from time to time and has not made commercially reasonable efforts to maintain service levels during such interruption or work stoppage and such loss, liability claim or expense results from such failure by the Sub-Administrator.
     The Advisor shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Trust or the Advisor, or upon reasonable reliance on information or records given or made by a Trust or the Advisor, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.
     The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.
9. Confidentiality
     The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

     The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Furthermore, and notwithstanding anything in this Section to the contrary, the Sub-Administrator may aggregate Fund data with similar data of other customers of the Sub-Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.
     The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.
10. Compliance with Governmental Rules and Regulations; Records
     The Advisor acknowledges that the Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.
     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for a Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form.
11. Services Not Exclusive
     The services of the Sub-Administrator to the Advisor are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Advisor from time to time, have no authority to act or represent the Trust or the Advisor in any way or otherwise be deemed an agent of the Trust or the Advisor.
12. Term, Termination and Amendment
a.	This Agreement shall remain in full force and effect for an initial term ending March 1, 2011 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial

Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, (iii) if any other agreement between the parties is terminated, (iv) upon a change in controlling interest of the other party, or (v) if Sub-Administrator provides a notice to Advisor pursuant to Paragraph 6 that it intends to utilize an affiliate to assist it in its duties hereunder and the Advisor has objected to such utilization.

b.	Upon termination of this Agreement, the Advisor shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

c.	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.
13. Notices
     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Advisor: ICON Advisers, Inc., 5299 DTC Blvd. 12th Floor, Greenwood Village, Colorado 80111, Attn: General Counsel and Chief Financial Officer, fax 303-328-9296; if to the Sub-Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.
14. Non-Assignability
     This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.
15. Successors
     This Agreement shall be binding on and shall inure to the benefit of the Advisor and the Sub-Administrator and their respective successors and permitted assigns.

16. Entire Agreement
     This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.
17. Waiver
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.
18. Severability
     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
19. Governing Law
     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.
20. Reproduction of Documents
     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
21. Counterparts
     This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
22. Disaster Recovery
     The Sub-Administrator shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Sub-Administrator in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Sub-Administrator in its provision of services hereunder. In the event of any disaster which causes a business interruption, the Sub-Administrator shall act in good faith and take reasonable steps to minimize service interruptions.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ICON ADVISERS, INC.

By:
Name:	Erik L. Jonson
Title:	Chief Financial Officer, Executive Vice President.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gary L. French
Title:	Senior Vice President

SUB-ADMINISTRATION AGREEMENT
SCHEDULE A
Listing of Fund(s) and Classes of Shares

Fund	Classes of Shares
ICON Asia-Pacific Region Fund	Class A
ICON Core Equity Fund	Class A
ICON Equity Income Fund	Class A
ICON Europe Fund	Class A
ICON Income Opportunity Fund	Class A
ICON International Equity Fund	Class A
ICON Long/Short Fund	Class A
ICON Bond Fund	Classes I, C, and Z
ICON Core Equity Fund	Classes I, C, and Z
ICON Equity Income Fund	Classes I, C, and Z
ICON Risk-Managed Equity Fund	Classes I, C, and Z
ICON Long/Short Fund	Classes I, C, and Z
ICON Asia-Pacific Region Fund	Classes S, I, C, and Z
ICON Europe Fund	Classes S, I, C, and Z
ICON International Equity Fund	Classes S, I, C, Z, and Q
ICON Consumer Discretionary Fund	—
ICON Energy Fund	—
ICON Financial Fund	—
ICON Healthcare Fund	—
ICON Industrials Fund	—
ICON Information Technology Fund	—
ICON Leisure and Consumer Staples Fund	—
ICON Materials Fund	—
ICON Telecommunication & Utilities Fund	—

SUB-ADMINISTRATION AGREEMENT
SCHEDULE B
Notice Filing with State Securities Administrators
At the specific direction of the Trust, the Sub-Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Sub-Administrator by the Trust.
The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Sub-Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Sub-Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Sub-Administrator with respect thereto.
The Blue Sky services shall consist of the following:
1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Sub-Administrator and the Trust may agree upon in writing.
Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1
LIMITED POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, as of                     , 2010 that ICON Funds (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at 5299 DTC Boulevard, Suite 1200 Greenwood Village, Colorado 80111, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Sub-Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:
1. NOTICE FILINGS FOR FUND SHARES. The power to submit notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Sub-Administrator in connection with the notice filings of the Fund’s shares.
2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.
3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Sub-Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.
The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Sub-Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Sub-Administrator as or otherwise authorize the Sub-Administrator to act as an officer, director or employee of the Trust.
IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.
ICON FUNDS

By:
Name: Erik L. Jonson
Title: Treasurer